As filed with the Securities and Exchange Commission on July 27, 2005.	Registration No.333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KING PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Tennessee	54-1684963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Fifth Street
Bristol, Tennessee 37620
(Address of Principal Executive Offices including zip code)

KING PHARMACEUTICALS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

(Full title of the plan)

Brian A. Markison
President and Chief Executive Officer
501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Linda Crouch-McCreadie, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
207 Mockingbird Lane, Suite 300
Johnson City, Tennessee 37604
(423) 928-0181

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per obligation	price (2)	registration fee
Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000	$2,354

(1)	The Deferred Compensation Obligations are unsecured obligations of King Pharmaceuticals, Inc. to pay deferred compensation in the future in accordance with the terms of the 2005 King Pharmaceuticals, Inc. Executive Deferred Compensation Plan.

(2)	Estimated solely for the purposes of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participant in the plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by King Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

     The Company has filed the following document(s) with the Commission and incorporates them herein by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 21, 2005.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10 2005.

3.	The Company’s Current Reports on Form 8-K filed February 22, March 1, March 17, March 21, April 12, May 3, May 9, May 27, and June 6, 2005.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Written requests should be directed to King Pharmaceuticals, Inc., Attn: Taft Simmons, 501 Fifth Street, Bristol, Tennessee, 37620. Telephone requests may be directed to Taft Simmons at (423) 989-8000.

Item 4. Description of Securities.

     If eligible employees elect to participate in the Plan, their deferrals of compensation pursuant to the Plan will represent purchases of securities known as “Deferred Compensation Obligations” (the “Obligations”) of the Company. The Obligations are securities and are considered unsecured general contractual obligations of the Company that rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The Obligations are contractual promises by the Company to distribute to Participants in the Plan, upon their retirement, termination of employment and/or at certain other times specified in the Plan, compensation deferred under the Plan, Company Discretionary Contributions (if any), and investment returns, positive or negative, thereon that are credited to the account(s) in accordance with the terms of the Plan. The Obligations are payable in cash either in a lump-sum distribution or in installments, in accordance with the terms of the Plan. The Plan may be amended, modified or terminated at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected Participants. There is no trading market for the Obligations. Pursuant to the Plan, the Company will offer an indeterminate amount of its Deferred Compensation Obligations to Eligible Employees.

     The Obligations are not, prior to payment, subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null, void and of no effect.

     The Obligations are not convertible into any other security of the Company. No trustee has been appointed to take action with respect to the Obligations, and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

     Participants in the Plan will have no rights to any assets held by a rabbi trust, including that certain Trust Under the King Pharmaceuticals, Inc. Executive Deferred Compensation Plan., except as general creditors of the Company. Assets of any rabbi trust will be subject to the claims of the Company’s and participation subsidiary(ies)’ and/or affiliates’ general creditors in the event of the Company’s or participating subsidiary’s or affiliate’s insolvency.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act (the “Act”) provides financial protection by the Company for its directors, officers and employees against liabilities and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by them in proceedings arising out of their position with the Company.

     Under the Act’s permissive indemnification provisions, a corporation has the authority to indemnify a director against liability incurred in a proceeding if the director conducted himself in good faith and in a manner he reasonably believed to be in the corporation’s best interests. In the case of criminal proceedings, the director must have no reasonable cause to believe his conduct was unlawful. Permissive indemnification is allowed even if the director is not wholly successful in the proceeding. Indemnification is, however, prohibited in derivative actions in which the director is adjudged liable and in situations in which the director is found liable on the basis that a personal benefit was improperly received by him. The Act also provides that unless limited by its charter, a corporation must indemnify a director who is wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses incurred in connection with the proceeding. In addition to providing indemnification for liabilities for which the director is held liable, the Act also provides that a corporation may advance expenses incurred by a director if the director can furnish a written statement of his good faith belief that he acted in an appropriate manner and undertakes to repay the amount advanced if it is ultimately determined that he was not entitled to indemnification.

     The Act contains provisions extending indemnification to officers, employees and agents of the corporation. The Act states that a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

     The Company’s Charter and Bylaws provide for indemnification of directors, officers, employees and agents to the fullest extent allowed for by Tennessee law.

     The Company also maintains liability insurance for directors and officers, as authorized by the Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Charter of King Pharmaceuticals, Inc (previously filed as Exhibit 3.1(a) to the Company’s Registration Statement No. 333-38753 on Form S-1 filed with the Commission on October 24, 1997, and incorporated by reference).

4.2
Amended and Restated Bylaws of King Pharmaceuticals, Inc (previously filed as Exhibit 3.2(a) to the Company’s Registration Statement No. 333-38753 on Form S-1 filed with the Commission on October 24, 1997, and incorporated by reference).

4.3	King Pharmaceuticals, Inc. Executive Deferred Compensation Plan.
5.1	Opinion of Baker, Donelson, Bearman. Caldwell & Berkowitz, PC as to the legality of the shares being registered.
10	Trust Under the King Pharmaceuticals, Inc. Executive Deferred Compensation Plan.
23.1	Consent of PricewaterhouseCoopers, LLP.
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1 to the Registration Statement.) (1).
24.1	Power of Attorney (included in the signatures to the Registration Statement).

(1)	The Plan is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of King, including subsidiaries and affiliates to the extent permitted by King, within the meaning of Sections 201, 301 and 401 of ERISA. A “top-hat” plan exemption will be filed with the Department of Labor to exempt the Plan from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans. Thus, no formal legal opinion regarding the Plan’s compliance with the specific plan term requirements of Parts 2, 3 and 4 is applicable or required.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that sections (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Tennessee, on this 22nd day of July 2005.

KING PHARMACEUTICALS, INC.
By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned officers and directors of King Pharmaceuticals, Inc., a Tennessee corporation, hereby constitute and appoint Brian A. Markison the true and lawful agent and attorney-in-fact, with all power of substitution and resubstitution, to sign for the undersigned, in their respective names as officers and directors of the corporation, one or more registration statements on Form S-8 (or other appropriate form) to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or supplement to such registration statement, relating to the King Pharmaceuticals, Inc. Executive Deferred Compensation Plan; hereby ratifying and confirming all acts taken by such agent and attorney-in-fact as herein authorized.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and as of July 22, 2005.

Signature	Title

/s/ Brian A. Markison	President, Chief Executive Officer and Director (principal executive officer)
Brian A. Markison

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer (principal financial officer)

/s/ Ted G. Wood Ted G. Wood	Chairman of the Board, Director

/s/ Earnest W. Deavenport, Jr. Earnest W. Deavenport, Jr.	Director

/s/ Elizabeth M. Greetham Elizabeth M. Greetham	Director

/s/ Gregory D. Jordan Gregory D. Jordan	Director

/s/ R. Charles Moyer R. Charles Moyer	Director

Signature	Title

/s/ Philip M. Pfeffer Philip M. Pfeffer	Director

/s/ D. Greg Rooker D. Greg Rooker	Director